Exhibit 10.2

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of [            ], 2014 by and among Spansion Inc., a Delaware corporation (“Spansion”) and the undersigned stockholder (“Stockholder”) of Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”). Capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (defined below).

W I T N E S S E T H

WHEREAS, as an inducement for Spansion to enter into that certain Agreement and Plan of Merger and Reorganization of even date herewith by and among Cypress, Mustang Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Cypress (“Merger Sub”), and Spansion (as it may be amended from time to time by the parties thereto, the “Merger Agreement”), which provides for the merger of Merger Sub with and into Spansion in accordance with its terms (the “Merger”), Cypress has requested that Stockholder execute and deliver this Agreement.

WHEREAS, pursuant to the Merger, each share of Spansion Class A Common Stock that is outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as of the date hereof, Stockholder is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of the number of shares of Cypress Common Stock and other securities convertible into, or exercisable or exchangeable for, shares of Cypress Common Stock, all as set forth on the signature page of this Agreement (collectively, the “Shares”).

WHEREAS, as a condition and inducement for Spansion to enter into the Merger Agreement, Stockholder and Spansion are entering into this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Agreement to Vote Shares.

(a) Until the Expiration Date, at the Cypress Stockholder Meeting and at every other stockholder meeting of Cypress called to consider the Cypress Voting Proposal, and at every postponement or adjournment thereof, and on every action or approval by written consent of Cypress Stockholders with respect to any of the following, Stockholder shall vote all outstanding Shares and any outstanding New Shares:

(i) in favor of the approval of the issuance of shares of Cypress Common Stock in the Merger and any action reasonably requested by Spansion in furtherance of the foregoing, including any proposal to adjourn or postpone any meeting of the stockholders of Cypress at which the approval of the issuance of shares of Cypress Common Stock in the Merger is submitted for the consideration and vote of the stockholders of Cypress to a later date if there are not proxies representing a sufficient number of shares of Cypress Class A Common Stock to approve such matters on the date on which the meeting is held;

(ii) against any action or agreement that would reasonably be expected to result in (i) a breach of any covenant, representation or warranty or any other obligation or agreement of

Cypress contained in the Merger Agreement, or of any Stockholder contained in this Agreement, or (ii) any of the conditions set forth in Section 2.2 of the Merger Agreement not being satisfied on or before the Initial Termination Date;

(iii) against any Acquisition Proposal made by any Person and any Acquisition Transaction proposed by any Person; and

(iv) against any other action, agreement or transaction involving Cypress or any of the Cypress Subsidiaries that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Cypress of its obligations under the Merger Agreement or by any Stockholder of its obligations under this Agreement, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Cypress or the Cypress Subsidiaries (other than the Merger), (y) a sale, lease or transfer of a material amount of assets of Cypress or any of the Cypress Subsidiaries or any reorganization, recapitalization or liquidation of Cypress or any of its Subsidiaries or (z) any change in the present capitalization of Cypress or any amendment or other change to its certificate of incorporation or bylaws.

(b) Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 2.

(c) Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall prohibit or otherwise impair the right or ability of Stockholder to exercise his or her fiduciary duties in his or her capacity as a director of Cypress, including by voting to effect a Cypress Board Recommendation Change in accordance with the terms of the Merger Agreement; provided, however, that the foregoing shall not limit or otherwise qualify Stockholder’s obligation to comply with the terms and conditions set forth in this Agreement.

2. Transfer and Encumbrance. Stockholder agrees, during the period beginning on the date hereof and ending on the Expiration Date (as defined below), not to sell, transfer, exchange, pledge or otherwise dispose of or encumber (collectively, “Transfer”) any Shares or any New Shares (as defined in Section 4 hereof), or to discuss, negotiate, or make any offer or agreement relating thereto, other than to or with Spansion, in each case without the prior written consent of Spansion; provided, that nothing contained herein shall prohibit (i) the net settlement of Stockholder’s options to purchase shares of Cypress Common Stock (to pay the exercise price thereof and any tax withholding obligations), (ii) the net settlement of Stockholder’s restricted stock units (including performance-based restricted stock units) settled in shares of Cypress Common Stock (to pay any tax withholding obligations), (iii) the exercise of Stockholder’s options to purchase shares of Cypress Common Stock, to the extent such options would expire prior to the Effective Time, and the sale of such shares of Cypress Common Stock acquired upon exercise of such options, (iv) the exercise of Stockholder’s options to purchase shares of Cypress Common Stock or the receipt upon settlement of Stockholder’s restricted stock units, and the sale of a sufficient number of such shares of Cypress Common Stock acquired upon exercise of such options or settlement of such restricted stock units as would generate sales proceeds sufficient to pay the aggregate applicable exercise price of shares then exercised under such options and the taxes payable by Stockholder as a result of such exercise or settlement, or (v) in the event that the Stockholder is a party, as of the date hereof, to a written plan for trading the Shares in accordance with Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”), such

Stockholder from selling pursuant to such 10b5-1 Plan up to that number of Shares as are permitted to be sold under such 10b5-1 Plan, not to exceed the greater of 50% of the shares that become vested at any given time or that number of shares as would generate sales proceeds sufficient to pay the aggregate applicable exercise price of any shares then acquired upon exercise of an option plus the taxes payable by Stockholder on any shares received as a result of the exercise of the option or received in settlement of restricted stock units (including performance-based restricted stock units). Stockholder acknowledges that the intent of the foregoing sentence is to ensure that the Shares and any New Shares are voted in accordance with the terms hereof.

3. No Appraisal Claims. Stockholder hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that such Stockholder may have and (b) agrees not to commence or participate in, and use reasonable best efforts to, if requested by Spansion, take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Cypress, Merger Sub, Spansion or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (i) challenging the validity, or seeking to enjoin the operation, of any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of the Cypress Board of in connection with the Merger Agreement or the transactions contemplated thereby.

4. New Shares. Stockholder agrees that any shares of Cypress Common Stock that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by Stockholder that are convertible into, or exercisable or exchangeable for, shares of Cypress Common Stock (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

5. Share Legends. If so requested by Spansion, Stockholder agrees that the Shares and any New Shares shall bear a legend stating that they are subject to this Agreement. Subject to the terms of Section 1 hereof, Stockholder agrees that Stockholder will not Transfer the Shares or any New Shares without first having the aforementioned legend affixed to the certificates representing the Shares or any New Shares. Stockholder shall cause Cypress to affix a legend to the certificates representing the Shares (upon a request for the Transfer of such Shares) and any New Shares (upon issuance) stating that such Shares or New Shares are subject to this Agreement. Stockholder shall cause Cypress to further agree to make a notation on its records and give instructions to its transfer agent(s) for the Shares and any New Shares in order to implement the restrictions set forth in this Agreement.

6. Representations and Warranties of Stockholder. Stockholder hereby represents, warrants and covenants to Spansion as follows:

(a) If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder and have been duly authorized by all necessary action. If such Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. Such Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Spansion, this Agreement constitutes such Stockholder’s legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Legal Requirements affecting creditors’ rights generally and by general principles of equity. If such Stockholder is married and any of the Shares or New Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, valid, binding and enforceable, this Agreement has been duly executed and delivered by, and, assuming the due authorization, execution and delivery by Spansion, constitutes the legal, valid and binding obligation of, such Stockholder’s spouse, enforceable in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Legal Requirements affecting creditors’ rights generally and by general principles of equity.

(b) The Shares are and the New Shares will be Beneficially Owned and owned of record by such Stockholder. Such Stockholder has and will have good and valid title to such Shares and New Shares, free and clear of any encumbrances other than (i) pursuant to this Agreement and (ii) restrictions on such Shares and New Shares underlying restricted stock awards issued to directors of Cypress. As of the date hereof, such Stockholder’s Shares constitute all of the shares of Cypress Common Stock beneficially owned or owned of record by such Stockholder. Except as provided for herein, such Stockholder has sole voting power (including the right to control such vote as contemplated herein), sole power of disposition (except with respect to Shares underlying restricted stock awards issued to directors of Cypress), sole power to issue instructions with respect to the matters set forth in herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Shares and New Shares.

(c) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) if such Stockholder is not an individual, violate the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of such Stockholder, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to such Stockholder or by which any of its assets or properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder and/or any of its assets or properties is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any reports with the SEC.

(e) As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Cypress or Spansion in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder (other than as an officer or director of Cypress).

(g) Such Stockholder understands and acknowledges that Spansion is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders and the representations, warranties and covenants of the Stockholders contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

7. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement and the Merger Agreement.

8. Consents and Waivers. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

9. Termination. This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (i) receipt of the Requisite Cypress Stockholder Approval, and (ii) the date the Merger Agreement shall have been validly terminated pursuant to Article IX thereof (the “Expiration Date”); provided, however, that notwithstanding the foregoing, the provisions in Section 10 hereof shall survive in full force and effect following the consummation of the Merger.

10. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) If to Spansion, to:

Spansion
[Address] Attention:
Facsimile No.:

With a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: Gordon K. Davidson and David W. Healy
Facsimile No.: (650) 938-5200

(ii) If to Stockholder, to the address set forth on the signature page hereto.

(b) Certain Interpretations.

(i) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(ii) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and conditions, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other person any rights or remedies hereunder.

(d) Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Spansion may assign the rights and delegate its obligations hereunder to its affiliates so long as Spansion remains obligated to perform those obligations required to be performed by Spansion hereunder.

(h) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(i) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

(j) Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(k) Specific Performance and Other Remedies.

(i) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(ii) Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(l) Fees and Expenses.

(i) Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

(ii) If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements from the opposing party or parties in such action or other preceding (in addition to any other relief to which the prevailing party may be entitled).

(m) GOVERNING LAW. EXCEPT AS OTHERWISE PROVIDED HEREIN, ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND AGREES THAT ANY ACTION INVOLVING ANY EQUITABLE OR OTHER CLAIM SHALL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY. IN THE EVENT THAT THE DELAWARE COURT OF CHANCERY DOES NOT ACCEPT OR DOES NOT HAVE JURISDICTION OVER ANY SUCH ACTION, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUCH ACTION THEN SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

(n) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(o) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

SPANSION INC.			STOCKHOLDER

By:
	Name:		Print Stockholder Name
Title:
By:
Signature

Name:
Print Name

Title:
If Applicable

Address:

Company Capital Stock Beneficially Owned:

Common Stock:

Common Stock issuable upon the exercise of outstanding options, warrants or other rights:

[Signature Page to Support Agreement]